SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: May 3, 2000



                          WASATCH PHARMACEUTICAL, INC.
             (Exact name of registrant as specified in its charter)

         UTAH                           0-22899                 84-0854009
(State or other jurisdiction    (Commission File Number)   (IRS Employer ID No.)
     of incorporation)

                    714 East 7200 South, Midvale, Utah 84047
                     Address of principal executive office)


       Registrant's telephone number, including area code: (801) 566-9688

                                       N/A
          Former name or former address, if changed since last report)

ITEM 5.     Other Events

Summary

         On April 19, 2000 Wasatch signed a Securities Purchase Agreement with Aspen Capital Resources, L.L.C. in connection with a $10,000,000 program to fund the growth and development of the Company. Under the program, the Company will issue 8% Convertible Debentures over a three year period. The initial issue was for $200,000 with a subsequent issue of $800,000 within ninety days and $500,000 bi-monthly until the entire program is funded. The entire issue is due April 19, 2003.

         The debentures are convertible 90 days after the initial issue, except that no more than 33% of the issue can be redeemed in the first 90 days of the conversion period, 67% in the 150 days of the conversion period and all the Debentures there after. The issue is convertible at 80% of market value on the date of conversion. In addition, the Company issued detached warrants that allows Aspen to purchase a common share for each common share it receives from the conversion of the 8% Debentures. The purchase price is equal to 105% of the average of the three lowest closing bid price for the preceeding fifteen days prior to the date of the agreement.

         The Company plans to use the funds to initiate its Internet e commerce development, to commence the commercial development of its Midvale and Provo prototype clinics, to bring to a conclusion the FDA product application and introduce the associated products in the marketplace, to develop relationships with major HMO's, PPO groups and insurance companies and to meet other working needs.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                              WASATCH PHARMACEUTICAL, INC.


Date:   May 3, 2000                          /s/  David K. Giles
                                             ---------------------------------
                                             David K. Giles, Secretary